SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12
HANCOCK FABRICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
VOTING
REVOCABILITY OF PROXIES
SOLICITATION
ITEM 1 -- ELECTION OF DIRECTORS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SHAREHOLDER COMMUNICATIONS WITH DIRECTORS
ADDITIONAL CORPORATE GOVERNANCE INFORMATION
AUDIT COMMITTEE REPORT
ITEM 2 -- RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
BOARD COMPENSATION COMMITTEE REPORT
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
SUMMARY COMPENSATION TABLE
OPTION/SAR GRANTS IN LAST FISCAL YEAR
STOCK PRICE PERFORMANCE GRAPH
ITEM 3 -- PROPOSAL TO APPROVE THE 2005 STOCK COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
ITEM 4 -- PROPOSAL TO APPROVE AN AMENDMENT TO THE 2001 STOCK INCENTIVE PLAN TO AUTHORIZE ADDITIONAL SHARES
ITEM 5 -- PROPOSAL TO APPROVE AMENDMENT TO THE OFFICER INCENTIVE COMPENSATION PLAN
SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING
OTHER MATTERS
EXHIBIT A

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 9, 2005
      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Hancock Fabrics, Inc. will be held at the Company’s headquarters, One Fashion Way, Baldwyn, Mississippi on Thursday, June 9, 2005 at 10:00 a.m. CDT, or as soon thereafter as a quorum shall be present, for the following purposes:

1.	To elect two directors;
2.	To ratify the appointment of PricewaterhouseCoopers, LLP as Hancock’s independent auditors for the fiscal year ending January 28, 2006;
3.	To consider and vote upon a proposal to approve the 2005 Stock Compensation Plan for Non-Employee Directors;
4.	To consider and vote upon a proposal to approve an amendment to the 2001 Stock Incentive Plan to authorize additional shares; and
5.	To consider and vote upon a proposal to approve amendment to the Officer Incentive Compensation Plan.
      Only shareholders of record on the books of the Company at the close of business on April 15, 2005 will be entitled to vote at the meeting.
      Shareholders are cordially invited to attend the meeting.
      PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.
Dated: May 13, 2005

By order of the Board of Directors,

Ellen J. Kennedy
Secretary

PROXY STATEMENT
OF
HANCOCK FABRICS, INC.
      This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of Hancock Fabrics, Inc. and at any adjournment thereof. The meeting will be held on June 9, 2005 at 10:00 a.m. CDT at the Company’s headquarters, One Fashion Way, Baldwyn, Mississippi for the purposes set forth in the preceding Notice of the Meeting dated May 13, 2005. This solicitation is made by the Company.
      Only shareholders of record at the close of business on April 15, 2005 will be entitled to vote at the meeting. On that date, the outstanding stock of the Company consisted of 19,218,945 shares of common stock.
      The mailing address of the principal executive offices of the Company is One Fashion Way, Baldwyn, Mississippi 38824. The approximate date on which this Proxy Statement, the accompanying form of proxy and the 2004 Annual Report are first sent to shareholders is May 13, 2005.
VOTING
      Each shareholder is entitled to one vote per share for each Board seat to be filled and on each other matter voted on at the meeting. A proxy, when executed and not revoked, will be voted in accordance with the information it contains. Unless the accompanying form of proxy contains instructions to the contrary, it will be voted FOR the election of the nominees named below to serve until 2008 (see “ELECTION OF DIRECTORS”), FOR the ratification of the appointment of PricewaterhouseCoopers, LLP as Hancock’s independent auditors for the fiscal year ending January 28, 2006 (see “RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS”), FOR the approval of the 2005 Stock Compensation Plan for Non-Employee Directors (see “PROPOSAL TO APPROVE THE 2005 STOCK COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS”), FOR the approval of an amendment to the 2001 Stock Incentive Plan for the authorization of additional shares (see “PROPOSAL TO APPROVE AMENDMENT TO THE 2001 STOCK INCENTIVE PLAN”) and, FOR the approval of an amendment to the Officer Incentive Compensation Plan (see “PROPOSAL TO APPROVE AMENDMENT TO THE OFFICER INCENTIVE COMPENSATION PLAN”).
      The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of common stock issued and outstanding on the record date. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes will not affect whether a proposal has been approved.
REVOCABILITY OF PROXIES
      A shareholder who executes a proxy may revoke it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the meeting, a written notice of revocation relating to the proxy, (ii) duly executing a subsequent proxy bearing a later date relating to the same shares and delivering it to the Secretary at or before the meeting, or (iii) voting in person at the meeting. Any written notice revoking a proxy should be sent to Hancock Fabrics, Inc., One Fashion Way, Baldwyn, Mississippi 38824, Attention: Secretary.

SOLICITATION
      The Company will bear the cost of soliciting these proxies. Brokers, nominees, fiduciaries and other custodians will be reimbursed for their reasonable expenses incurred in sending proxy material to principals and obtaining their instructions. The Company’s transfer agent will assist the Company in its communications. In addition, directors, officers and employees may solicit proxies in person, by telephone or in writing.
      The following table provides information about the persons known to the Company to be the beneficial owners of more than 5% of any class of the Company’s securities:

	Name and Address of	Number of Shares	Percent of
Title of Class	Beneficial Owner(1)	Beneficially Owned(1)	Class(2)

Common Stock	T. Rowe Price Associates, Inc.(3)	2,313,800	12.039%
	100 E. Pratt Street Baltimore, MD 21202

Common Stock	State Street Research &	1,246,450	6.486%
	Management Company
	One Financial Center
	Boston, MA 02111-2690

(1)	Information concerning beneficial ownership and the number of shares beneficially owned is based on reports filed by the shareholders with the Securities and Exchange Commission.
(2)	As of April 15, 2005.
(3)	These securities are owned by various individual and institutional investors including T. Rowe Price Small-Cap Value Fund, Inc. (which owns 1,550,000 shares, representing 8.065% of the shares outstanding), for which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims. that it is, in fact, the beneficial owner of such securities.

      The following table provides information, as of April 15, 2005, about the beneficial ownership of the Company’s common stock by each of the Company’s directors, named executive officers as determined by the Board of Directors (the “Named Executive Officers”) and all directors and executive officers as a group:

	Amount and Nature
	of Beneficial	Percent of
Name of Beneficial Owner	Ownership(1)	Class

Jane F. Aggers(2)	100,000	.520%

Larry G. Kirk	577,093	2.959%

Jack W. Busby, Jr.	138,621	.721%

James A. Austin	124,186	.645%

Bruce D. Smith	156,177	.809%

Don L. Frugé	51,505	.268%

Roger T. Knox	37,362	.194%

Wellford L. Sanders, Jr.	3,484	.018%

Donna L. Weaver	103,817	.540%

Bernard J. Wein	7,211	.038%

All Directors and Executive Officers as a Group	1,299,456	6.607%

(1)	Includes 0; 281,300; 625; 45,000; 79,000; 13,750; 13,750; 0; 13,750 and 2,500 shares of which the listed individuals, respectively, have the right to acquire beneficial ownership on or before June 14, 2005 upon the exercise of stock options.

(2)	Ms. Aggers was appointed President and Chief Executive Officer, and director of the Company effective January 31, 2005.
ITEM 1 — ELECTION OF DIRECTORS
      In accordance with the By-Laws, the Board of Directors has fixed the number of directors of the Company at six effective at the commencement of the Meeting. The directors have been classified, with respect to the time for which they severally hold office, into three classes of two each. Two nominees will be elected to hold office until the annual meeting of shareholders in 2008 or until election and qualification of a successor. The shares represented by proxies will be voted for the election of the nominees named below, but if a nominee should be unable to serve, those shares will be voted for such replacement as the Board may designate. The Company has no reason to expect that either of the nominees will be unable to serve.

      The following table provides information about each nominee and each continuing director, including the business experience of each during at least the past five years:

Name		Director
(Age)	Principal Occupation and Business Experience	Since

Nominees to Serve Until 2008

Jane F. Aggers (57)	President and Chief Executive Officer of Hancock Fabrics, Inc. Retail and Manufacturing Consultant, Cleveland, Ohio (2001-2004). Formerly Chief Marketing, Merchandising and Supply Chain Officer of Jo-Ann Stores, Inc., Hudson, Ohio	2005

Donna L. Weaver (61)	Chairman, MxSecure, Inc., Phoenix, Arizona. Director of Basic American, Inc., San Francisco, California. Director of E*TRADE Group, Inc., New York, New York	1987

Directors to Serve Until 2007

Roger T. Knox (67)	Director of Fred’s Inc. (retailer), Memphis, Tennessee. President Emeritus and formerly Chief Executive Officer, Memphis Zoo, Memphis, Tennessee. Formerly Chairman and Chief Executive Officer, Goldsmith’s (retailer), a division of Federated Department Stores, Inc., Memphis, Tennessee	1999

Bernard J. Wein (64)	Formerly Chairman, President and Chief Executive Officer of Catherine’s Stores (retailer), Memphis, Tennessee	2004

Directors to Serve Until 2006

Don L. Frugé (59)	Chief Executive Officer and President, University of Mississippi Foundation, and Professor Emeritus of Law, University of Mississippi, University, Mississippi	1987

Wellford L. Sanders, Jr. (59)	Chairman of Hancock Fabrics, Inc. Managing Director of Wachovia Securities, Inc., Charlotte, North Carolina	2004

Director Independence
      The Board of Directors has reviewed the relationships between the Company and each of its directors and has determined that all of the directors, other than Jane F. Aggers, Hancock’s President and Chief Executive Officer and Jack W. Busby, Jr., Hancock’s former President and Chief Operating Officer whose term will end June 9, 2005, are “independent” as defined in the Listing Standards of the New York Stock Exchange (“NYSE”). The Board of Directors has affirmatively determined that no director, other than Ms. Aggers and Mr. Busby, Jr., has a material relationship with the Company. In making this determination, the Board has broadly considered all relevant facts and circumstances. In addition, the Board has adopted the following categorical independence standards for determining the independence of directors. (The standards reflect the specific independence requirements of the NYSE and are also available on the Company’s website at www.hancockfabrics.com under the “Investor Relations — Corporate Governance” link.)
      For the purposes of these standards, the term “immediate family member” has the meaning given in the Listing Standards of the New York Stock Exchange. A director will not be considered independent if:

•	The director is, or has been within the last three years, employed by the Company;

•	An immediate family member of the director is, or has been within the last three years, an executive officer of the Company;

•	The director or an immediate family member of the director received, during any twelve-month period within the last three years, direct compensation from the Company exceeding $100,000, other than directors’ fees or pension or other forms of deferred compensation that are not contingent upon continued service;

•	(A) The director or an immediate family member of the director is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•	The director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of Hancock’s present executives serve on that company’s compensation committee;

•	The director is a current employee of a company that made payments to, or received payments from, Hancock for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•	An immediate family member of the director is a current executive officer of a company that made payments to, or received payments from, Hancock for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•	The Company made contributions to any charitable organization in which a director served as an executive officer and contributions in any single fiscal year exceeded the greater of $1 million or 2% of such charitable organization’s gross revenues.

      With respect to any relationship that is not covered by the categorical independence standards, the members of the Board who satisfy the requirements of those standards will make a determination, based on all relevant facts and circumstances, as to whether or not the relationship is material, and therefore whether the director who has the relationship will be considered independent. The Company will disclose and explain the basis for any determination that such a relationship is not material in its next proxy statement. In addition, the Company will disclose and explain the basis for any determination of independence for a director who does not satisfy the categorical independence standards. The Board of Directors recommends a vote FOR the election of the nominees named above to serve until 2008.
      The Board of Directors holds meetings on a regular quarterly basis and on other occasions when required by special circumstances. The Board of Directors delegates certain of its functions to its standing Audit Committee, Management Review and Compensation Committee, and Corporate Governance and Nominating Committee. The Board of Directors conducts an annual self-evaluation to determine whether it and its committees are functioning effectively.
Committees of the Board of Directors
      The Audit Committee of the Board of Directors, which met eight times during the Company’s latest fiscal year, is charged with oversight of the Company’s accounting and financial reporting process and the audits of its financial statements. The Audit Committee also assists the Board in monitoring the integrity of the Company’s financial statements, the independent auditors’ qualifications and independence, the performance of the Company’s internal audit function and the Company’s compliance with laws and regulations and with the Code of Business Conduct and Ethics and the Code of Business Conduct and Ethics for the Chief Executive Officer and Senior Financial Officers. This Committee has sole authority for the appointment or replacement and pre-approval of the services and fees of the Company’s independent auditors (see “Principal Accountant Fees and Services”). The Audit Committee is composed of Don L. Frugé (Chair), Roger T. Knox, Wellford L. Sanders, Jr., Donna L. Weaver and Bernard J. Wein. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements of the NYSE and Section 10A(m)(3) of the Securities and Exchange Act of 1934 (“the Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (“SEC”), and that each member qualifies as a financial expert as defined in rules promulgated by the SEC under the Exchange Act, as interpreted by the Board. (See the Charter of the Audit Committee, attached as Exhibit A, for a complete listing of the purpose, requirements for membership and responsibilities of this Committee.)
      The Management Review and Compensation Committee of the Board of Directors, which met six times during the Company’s latest fiscal year, is charged with responsibilities relating to the evaluation and compensation of the Company’s officers and employees including establishing compensation plans, evaluating the performance of and determining and approving the compensation of the CEO and other senior executives of the Company, administering the Company’s retirement plans, 2001 Stock Incentive Plan, Extra Compensation Plan, Officer Incentive Compensation Plan and the 1997 Bonus Plan for Store Management, and making recommendations to the Board respecting policies of the Board dealing with such Plans. The Management Review and Compensation Committee is composed of Roger T. Knox (Chair), Don L. Frugé, Wellford L. Sanders, Jr., Donna L. Weaver and Bernard J. Wein, all of whom meet the independence requirements of the NYSE.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      None of the Management Review and Compensation Committee members, named above, is or has been an officer or employee of the Company or any of its subsidiaries. In addition, no executive officer of the Company served during 2004 as a director or a member of the compensation committee of any entity that had an executive officer serving on the Board of the Company.
      The Corporate Governance and Nominating Committee of the Board of Directors (the “Nominating Committee”), which met six times during the Company’s latest fiscal year, recommends nominees for election to the Board by the stockholders at the annual meeting, evaluates and reports to the Board of Directors on CEO performance and management succession and makes recommendations to the Board of Directors regarding corporate governance matters and practices. The Nominating Committee is composed of Donna L. Weaver (Chair), Don L. Frugé, Roger T. Knox, Wellford L. Sanders, Jr. and Bernard J. Wein, all of whom meet the independence requirements of the NYSE.
      The Nominating Committee identifies Board candidates based upon both its criteria for evaluation and the candidate’s previous service on the Board. Additionally, the Nominating Committee may use the services of a search company in identifying nominees. Although the Nominating Committee has not determined specific minimum qualifications for its nominees, it evaluates candidates that it has identified based upon:

•	character, personal and professional ethics, integrity and values;

•	executive level business experience and acumen;

•	relevant business experience or knowledge (although preference may be shown for experience in or knowledge of specialty retail industries, it is not a prerequisite);

•	skills and expertise necessary to make significant contributions to the Company, its Board and its stockholders;

•	business judgment;

•	availability and willingness to serve on the Board;

•	independence requirements of the NYSE;

•	potential conflicts of interest with the Company or its stockholders taken as a whole; and

•	accomplishment within the candidate’s own field.
      The Nominating Committee has adopted a policy with regard to considering a shareholder’s nominee. To submit a nominee for consideration, a shareholder must provide the Nominating Committee:

•	proof of the shareholder’s eligibility to submit proposals in accordance with Rule 14a-8(b) of the Exchange Act of 1934, as amended;

•	a complete description of the candidate’s qualifications, experience and background; and

•	the candidate’s signed consent to serve on the Board.

      In general, the Nominating Committee will evaluate a candidate identified by a shareholder using the same standards as it uses for candidates it identifies. Before recommending a shareholder’s candidate, the Nominating Committee may also:

•	consider whether the shareholder candidate will significantly add to the range of talents, skills and expertise of the Board;

•	conduct appropriate verifications of the background of the candidate; and

•	interview the candidate or ask the candidate for additional information.
      The Nominating Committee has full discretion not to include a shareholder’s candidate in its recommendation of nominees to the Board. If the Nominating Committee does not recommend a shareholder’s candidate to the Board, it will not make public the reason or reasons for its decision. None of the policies or procedures relating to the Nominating Committee affect shareholders’ rights under Delaware law or our Certificate of Incorporation or Bylaws.
      The full Board met ten times and the five independent directors met in executive sessions four times during the Company’s latest fiscal year. The presiding director position for the executive sessions of the five independent directors has been determined on a rotating basis among the directors, through January 30, 2005. On January 31, 2005, Wellford L. Sanders, Jr. was appointed as Non-Executive Chairman of the Board and will preside over subsequent executive sessions of the Board. All of the directors attended at least 75% of the meetings of the Board and of all committees on which he or she served.
SHAREHOLDER COMMUNICATIONS WITH DIRECTORS
      Shareholder or interested party communications with an individual director or the Board of Directors as a group should be addressed to “Hancock — Director Communications”, P.O. Box 1718, Oxford, MS 38655.
ADDITIONAL CORPORATE GOVERNANCE INFORMATION
      The following corporate governance materials of Hancock are also available free of charge in the “Investor Relations — Corporate Governance” section of the Company’s website at www.hancockfabrics.com. We will also provide copies of the documents free of charge upon request.

•	Corporate Governance Guidelines;

•	Code of Business Conduct and Ethics;

•	Code of Business Conduct and Ethics for the Chief Executive Officer and Senior Financial Officers;

•	Charters of the Audit Committee, Management Review and Compensation Committee and Corporate Governance and Nominating Committee.
      The Company will post any material amendments or waivers to the Code of Business Conduct and Ethics for the Chief Executive Officer and Senior Financial Officers to its website (see “Code of Business Conduct and Ethics Determination”).
Director Attendance at Annual Meetings of Shareholders
      Directors are encouraged to attend the Annual Meeting of Shareholders. All directors attended the 2004 Annual Meeting of Shareholders.

AUDIT COMMITTEE REPORT
      As described more fully in its charter, the Audit Committee is structured to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s responsibilities include oversight of the Company’s accounting and financial reporting process. The Audit Committee also provides oversight for the audit of the Company’s financial statements and assists the Board in monitoring the integrity of the Company’s financial statements and system of internal controls, the qualifications and independence of its independent auditors, the performance of its internal audit function and its compliance with applicable laws and regulations, and its Code of Business Conduct and Ethics and its Code of Business Conduct and Ethics for the Chief Executive Officer and Senior Financial Officers. The Audit Committee provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.
      During fiscal 2004, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation through updates provided by management and the independent auditors. The Audit Committee reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2005 prior to filing with the SEC, as well as PricewaterhouseCoopers LLP’s (“PwC”) Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements; (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting.
      During fiscal 2004, the Audit Committee met four times with the Chief Financial Officer and independent auditors to review the evaluation of the Company’s internal controls and interim financial information prior to public release. The Audit Committee also met three times with the independent auditors to review the scope and results of the annual audit.
      In overseeing the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence, as required by Independence Standards Board Statement No. 1, Independence Discussions with Audit Committees, discussed with the auditors any relationships or services that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee met with the independent auditors, both with and without management present, to discuss and review all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees.
      The Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the year ended January 30, 2005, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

      Based on its review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included in its Annual Report on Form 10-K for the year ended January 30, 2005 for filing with the SEC. The Audit Committee also reappointed PwC as the independent auditors.

Audit Committee

Don L. Frugé, Chair
Roger T. Knox
Wellford L. Sanders, Jr.
Donna L. Weaver
Bernard J. Wein
      In order to ensure the integrity of the Company’s financial reports, the Audit Committee welcomes and encourages employees to report directly to it any practice, policy or act that could impair the integrity of the Company’s financial records or reports. If any employee has information that would be beneficial to the Audit Committee in fulfilling its oversight responsibilities, he or she is encouraged to contact the Audit Committee at the address below. The identity of any employee submitting information to the Audit Committee will be held in confidence, as required by the Sarbanes-Oxley Act.

Audit Committee
Don L. Frugé, Chair
P.O. Box 1718
Oxford, MS 38655

ITEM 2 —	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
      The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP as our independent auditors for the Company’s fiscal year ending January 28, 2006. Although Shareholder ratification of the Company’s independent auditors is not required by our Charter, By-laws, Delaware law or otherwise, in the interest of sound corporate governance and in order to permit our Shareholders to participate in this important corporate decision, we are submitting the selection of PwC to our Shareholders for ratification. If not ratified, the Audit Committee will reconsider its selection, although it will not be required to select different independent auditors for the Company. Representatives of PwC are expected to be present at the Annual Meeting with the opportunity to make statements and respond to appropriate questions from Shareholders present at the meeting. The Board of Directors recommends a vote FOR the ratification of the selection of PwC as independent auditors.
Principal Accountant Fees and Services
      Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP were as follows (in thousands):

	Years Ended
	January 30,	February 1,
	2005	2004

Audit(1)	$340	$265

Audit Related	34	37

Tax	13	11

	$387	$313

(1)	January 30, 2005 audit fees include approximately $98,000 related to the Company’s compliance with Section 404 of the Sarbanes Oxley Act of 2002.
      In the above table, in accordance with the definition and rules of the Securities and Exchange Commission, “audit fees” are fees billed to the Company for professional services for the audit of the Company’s consolidated financial statements included in Form 10-K and review of financial statements included in Forms 10-Q, or for services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements. “Audit related fees” are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. “Tax fees” are fees billed for tax compliance, tax advice and tax planning.
      The Audit Committee pre-approves all services performed by the Company’s independent auditors in accordance with the Company’s Audit Committee Pre-Approval Policy. The Pre-Approval Policy requires that any audit or non-audit service performed by the Company’s independent auditor receive either specific or appropriate general pre-approval by the Audit Committee. In addition, any service performed by the independent auditor that exceeds a pre-determined fee level is required to receive specific pre-approval by the Audit Committee. The Company’s independent auditor is permitted to provide audit, audit-related, tax and other services as detailed in the Pre-Approval Policy. The Company’s independent auditor is prohibited from performing certain non-audit services detailed in the policy. The Audit Committee pre-approved 100% of the services described above.

BOARD COMPENSATION COMMITTEE REPORT
      The Management Review and Compensation Committee of the Board of Directors (the “Compensation Committee”) is composed of five independent directors. The Compensation Committee considers the performance of the CEO and other senior executives of the Company, determines their salaries, administers the cash incentive compensation plans and is responsible for granting stock options and awarding restricted stock under the provisions of the various plans.
Compensation Policies
      The goals of the Company’s compensation program are to align compensation with business performance and the interests of shareholders, and to enable the Company to attract, motivate and retain management that can contribute to the Company’s long-term success. Therefore, the executive compensation program includes base salary, annual cash incentive bonus (the Extra Compensation Plan and the Officer Incentive Compensation Plan) and long-term incentives in the form of stock options and restricted stock. Other than routine insignificant business amenities, such as the use of automobiles, the executive officers of the Company are not provided with any forms of compensation not discussed in this report, except that dividend-equivalents are paid when an officer exchanges restricted stock for deferred stock units in order to replace the actual dividends that are lost upon the cancellation of the restricted stock. The CEO’s compensation is determined in the same manner as that of the other corporate officers. The Compensation Committee uses the services of independent compensation experts from time to time, as the Compensation Committee deems appropriate.
Section 162(m) of the Internal Revenue Code — Deductibility Limitation
      Section 162(m) of the Internal Revenue Code of 1986 imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct for federal income tax purposes in any year for the compensation paid or accrued with respect to its executive officers. It is the Compensation Committee’s policy to seek to preserve the tax deductibility of all executive compensation under Section 162(m) to the extent consistent with the overall objectives of the executive compensation program in attracting, motivating and retaining its executives. However, the Compensation Committee recognizes that as a result of appreciation in the Company’s stock price, executive compensation amounts in future years could exceed this limitation due to the timing of stock option exercises and the vesting of restricted shares.
Base Salary
      The Compensation Committee annually reviews the base salaries of the CEO and the other executive officers and members of corporate management. When reviewing base salary and possible adjustments to base salary, the Compensation Committee subjectively considers individual performance, Company performance (which is not defined as any specific financial measure or measures), the expected impact of long-term decisions, employee retention, changes in level of responsibility and economic conditions in the retail fabric industry. In determining the adjustments made in 2004 to the base salaries of the executive officers, including the CEO, the Compensation Committee considered all of the above criteria.

Incentive Compensation
      The Compensation Committee believes that executive compensation should be linked to business performance. In order to link annual cash compensation to Company performance, the Compensation Committee allocates funds to bonus programs based on the Company’s operating earnings before interest and taxes, computed using the first-in, first-out method of accounting for inventories. The total of bonuses paid under the Extra Compensation Plan to eligible participants will increase or decrease each year in direct relation to the percentage increase or decrease in the Company’s operating earnings compared to the prior year. However, if operating earnings increase 10% or more over the performance goal, officer participation in the Extra Compensation Plan is capped. At this point, the Officer Incentive Compensation Plan begins to provide for bonuses based on a percentage of an officer’s base salary in relation to a predetermined level of improvement in operating earnings over the performance goal. Operating earnings declined by 76.7% in 2004, therefore bonuses for each of the executive officers were provided only under the Extra Compensation Plan, as no bonuses were earned under the Officer Incentive Compensation Plan.
      The aggregate of the bonus payments to the executive officers for fiscal year 2004, including the CEO (whose compensation is discussed below), decreased from fiscal year 2003 due to the decrease in operating earnings compared to the prior year.
Long-term Incentives
      To more closely align the interests of the Company’s shareholders and the executive officers, and to focus management’s attention on long-term strategic objectives which will enhance shareholder value, the Compensation Committee grants stock options and awards restricted stock. In addition, the Company and its officers may mutually elect to exchange shares of restricted stock for deferred stock units with terms that are identical to the restricted shares that are replaced. All grants and awards contain vesting provisions of one to five years to encourage continued employment with the Company and continued attention to long-term objectives and share appreciation. The exercise price for the stock options granted is equal to the fair market value of the underlying stock on the date of grant. Therefore, the ultimate value of these equity incentives to the executive officers and other recipients is directly related to the market value of the common stock and to the common stock dividend yield. The Compensation Committee has established a policy which generally grants stock options and awards restricted stock annually to the executive officers in amounts based on the recipient’s level of responsibility.
      Based on these Compensation Committee guidelines, the CEO and other executive officers received stock option grants and restricted stock awards, as detailed in the SUMMARY COMPENSATION TABLE below.

Company Performance and Compensation of the Chief Executive Officer
      The CEO’s base salary, incentive compensation and long-term incentives in the form of stock options and restricted stock were determined in a manner consistent with the compensation of the other executive officers and members of corporate management. During fiscal 2004, Larry G. Kirk was Chief Executive Officer of the Company. Mr. Kirk resigned from the positions of Chairman and Chief Executive Officer effective January 31, 2005. His base salary for fiscal year 2004 was $325,000, which had not changed since September 2003, and was determined by the Compensation Committee after considering the CEO’s individual performance, the Company’s performance (which is not defined as any specific financial measure or measures), the expected impact of long-term decisions, employee retention and economic conditions in the retail fabric industry. His bonus for fiscal year 2004 was $20,621, all of which was earned under the Extra Compensation Plan, as no bonuses were payable under the Officer Incentive Compensation Plan. During the latest fiscal year, Mr. Kirk was granted options for 30,000 shares, and was also awarded 16,900 shares of restricted stock. Ms. Jane F. Aggers was appointed President and Chief Executive Officer effective January 31, 2005. During the latest fiscal year, Ms. Aggers was granted options for 100,000 shares and awarded 100,000 shares of restricted stock as an inducement for employment.

Management Review and Compensation Committee

Roger T. Knox, Chair
Don L. Frugé
Wellford L. Sanders, Jr.
Donna L. Weaver
Bernard J. Wein

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
Summary of Cash and Certain Other Compensation
      The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries, to or on behalf of the Company’s CEO and each of the Named Executive Officers (determined as of the end of the latest fiscal year) for the fiscal years ended, January 30, 2005, February 1, 2004 and February 2, 2003:
SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation

				Restricted	Securities
				Stock	Underlying
		Salary	Bonus(1)	Awards(2)	Options/SARs
Name and Principal Position	Year	($)	($)	($)	(#)

Larry G. Kirk(3)(4)	2004	325,000	20,621	206,518	30,000
Chairman of the Board and	2003	310,577	88,501	229,680	30,000
Chief Executive Officer	2002	291,346	160,371	211,653	30,000

James A. Austin(5)	2004	222,308	12,526	136,864	15,000
Executive Vice President and	2003	214,231	53,759	155,232	15,000
Chief Operating Officer	2002	204,231	99,040	124,821	15,000

Bruce D. Smith	2004	186,923	8,248	109,980	10,000
Executive Vice President,	2003	179,231	35,399	121,968	10,000
Chief Financial Officer and Treasurer	2002	169,231	68,947	112,158	10,000

(1)	For 2004 and 2003, bonus amounts were computed under the Extra Compensation Plan. For 2002, bonus amounts were computed under the Extra Compensation Plan and the Officer Incentive Compensation Plan. See the BOARD COMPENSATION COMMITTEE REPORT for further details on how bonus amounts are determined.

(2)	Restricted stock awards generally vest five years from the date of award. Dividends are paid on shares subject to restrictions. See “Employment Contracts and Termination of Employment and Change of Control Arrangements” for a description of circumstances under which the vesting schedule may be accelerated. The amounts shown represent the market value of the restricted shares on the date of award. As of the end of the latest fiscal year (specifically, January 28, 2005, the last trading day prior to fiscal year end), the executive officers held the following number of restricted shares or deferred stock units, with the following market values: Mr. Kirk, 124,700 shares, $1,125,418; Mr. Austin, 62,200 shares, $561,355 and Mr. Smith, 38,500 shares, $347,463.

(3)	Mr. Kirk resigned from the positions of Chairman and Chief Executive Officer and as a director of the Company effective January 31, 2005.

(4)	Jane F. Aggers was appointed President and Chief Executive Officer of the Company effective January 31, 2005. Therefore, as of January 30, 2005, Ms. Aggers was not an executive officer of Hancock. For more information on Ms. Aggers’ compensation, see “Employment Contracts and Termination of Employment and Change of Control Arrangements”.

(5)	Mr. Austin resigned from the Company effective April 25, 2005.

Stock Options
      The following table contains information about the grant of stock options during the Company’s latest fiscal year to the Named Executive Officers:
OPTION/ SAR GRANTS IN LAST FISCAL YEAR

					Potential Realizable Value at Assumed Annual Rates
					of Stock Price Appreciation for the Option Term
Individual Grants(1)					(10 years)

					5%		10%
	# of	% of Total
	Securities	Options
	Underlying	Granted to
	Options/SARs	Employees	Exercise or
	Granted(2)	in Fiscal	Base Price	Expiration	Stock Price		Stock Price
Name	(#)	Year	(per share)	Date	(per share)(3)	Gain(4)	(per share)(3)	Gain(4)

Jane F. Aggers	100,000	17.60	$9.44	Dec. 15, 2014	$15.37	$593,000	$24.48	$1,504,000

Larry G. Kirk	30,000	5.28	12.20	June 9, 2014	19.87	230,100	31.64	583,200

James A. Austin	15,000	2.64	12.20	June 9, 2014	19.87	115,050	31.64	291,600

Bruce D. Smith	10,000	1.76	12.20	June 9, 2014	19.87	76,700	31.64	194,400

(1)	All options shown here were granted under the Company’s 2001 Stock Incentive Plan, except Mrs. Aggers’ which were granted under the 2004 Special Stock Plan.

(2)	Ms. Aggers’ options were granted on December 15, 2004; Mr. Kirk’s, Mr. Austin’s and Mr. Smith’s options were granted on June 9, 2004. The options become exercisable as to 25% of the shares subject to the options one year and one day following the date of grant and as to the remaining shares 25% upon each subsequent anniversary of the date of grant. See “Employment Contracts and Termination of Employment and Change of Control Arrangements” for a description of circumstances under which the vesting schedule may be accelerated. The Company does not grant SARs.

(3)	Ms. Aggers’ stock price (per share) is computed based on 10 years of appreciation in the option exercise price, $9.44, at a 5% annual rate ($15.37) and a 10% annual rate ($24.48) as prescribed by the SEC; Mr. Kirk’s, Mr. Austin’s and Mr. Smith’s stock price (per share) is computed based on 10 years of appreciation in the option exercise price, $12.20, at a 5% annual rate ($19.87) and a 10% annual rate ($31.64), as prescribed by the SEC.

(4)	No gain to the optionee is possible without an increase in the stock price, which will benefit all shareholders.

Option Exercises and Holdings
      The following table provides information, with respect to the Named Executive Officers, concerning the exercise of options during the latest fiscal year and unexercised options held as of the end of the latest fiscal year:
AGGREGATED OPTION/ SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/ SAR VALUES

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money
		Value Realized	Options at Fiscal Year-End		Options at Fiscal Year-End
		(Market price at	(#)		($)
	Shares Acquired	exercise less
	on Exercise	exercise price)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Jane F. Aggers(1)	0	0	0	100,000	0	0

Larry G. Kirk	67,300	519,567	251,300	75,000	279,608	11,438

James A. Austin	0	0	26,250	41,250	22,875	11,438

Bruce D. Smith	0	0	69,000	25,000	78,463	3,813

(1)	Ms. Aggers was appointed President and Chief Executive Officer of the Company effective January 31, 2005. Therefore, as of January 30, 2005 Ms. Aggers was not an executive officer of Hancock. For more information on Ms. Aggers’ compensation, see “Employment Contracts and Termination of Employment and Change of Control Arrangements”.
Pension Plans
      The Company maintains a noncontributory retirement program under which retirement benefits are provided by a qualified defined benefit pension plan supplemented by a nonqualified unfunded plan affording certain benefits that cannot be provided by the qualified plan. In this description, the qualified and nonqualified plans are treated as one “Plan.” Each of the continuing Named Executive Officers participates in the Plan, except Ms. Aggers.
      For each year of credited service, a Plan participant accrues a retirement benefit calculated under a formula based on covered compensation for that year. Covered compensation is defined in the Plan documents. It includes, generally, all wages, salary and bonus actually received, plus contributions that the participant elects to be made on his or her behalf pursuant to a “cafeteria plan” (as defined under Internal Revenue Code of 1986, as amended (the “Internal Revenue Code” section 125) or to a “qualified cash or deferred arrangement” (as defined under Internal Revenue Code section 401(k)).
      Under the Plan formula applicable to the Named Executive Officers, the annual retirement benefit payable at normal retirement age as a straight life annuity is the sum of: (1) for years of credited service through 1992, 1% of average annual compensation during the five years ending December 31, 1992, multiplied by years of credited service through 1992, plus 0.33% of such average annual compensation in excess of $50,640 multiplied by years of credited service through 1992 up to a maximum of 30 years, and (2) for each year of credited service following 1992, 1% of annual compensation for that year, plus (for years of credited service up to a maximum of 30 years) 0.33% of such annual compensation in excess of the Social Security maximum wage base for that year.
      If Mr. Kirk, Mr. Austin and Mr. Smith continue to be compensated at their fiscal 2005 levels, the estimated annual retirement benefit payable to them under the Plan upon the normal retirement age in the form of a straight life annuity would be $103,053, $57,495 and $67,430, respectively. These estimates are computed using, for all future years of credited service, the compensation levels in effect for calendar year 2004 (the most recent Plan year) and the Social Security maximum wage base in effect for calendar year 2005.
Employment Contracts and Termination of Employment and Change of Control Arrangements
      The Company has entered into deferred compensation agreements (the “Deferred Agreements”) with Mr. Kirk, Mr. Austin and Mr. Smith to ensure that their services remain available to the Company and that they are not attracted by other employers seeking their services. Under the Deferred Agreement with Mr. Kirk (the “Kirk Deferred Agreement”), the right to payment is conditioned on Mr. Kirk’s full-time employment until age 55 or earlier death, his availability as a consultant to the Company and his not engaging in activities competitive with the business of the Company. Provided such conditions are satisfied, payments of $50,000 a year for 15 years will begin upon cessation of his employment. Upon his death, the payments may be made to a designated beneficiary. If neither a change of control of the Company has occurred nor Mr. Kirk’s right to payments under the Kirk Deferred Agreement has vested, Mr. Kirk may elect that, upon such occurrence and vesting, he (or, in certain cases, his designated beneficiary) will receive in a cash lump sum the present value of all payments that would become payable, regardless of the fact that the Kirk Deferred Agreement provides for payment at some later date or requires some future performance. If a change of control of the Company occurs and the right to payments under the Kirk Deferred Agreement either is or becomes vested, as explained below (and if Mr. Kirk has not elected to receive a lump sum payment as described in the preceding sentence), the Company is required to establish an irrevocable letter of credit in an amount equal to the largest sum of all payments to be paid under the Kirk Deferred Agreement, to serve as security for those payments. Unless the letter of credit is established and renewed on a timely basis, Mr. Kirk (or, in certain cases, his designated beneficiary) will then receive in a cash lump sum the total of those payments, regardless of the fact that the Kirk Deferred Agreement provides for payment at some later date or requires some future performance. Mr. Kirk’s payments will begin subsequent to his retirement date of October 31, 2006. The Deferred Agreements with Mr. Austin and Mr. Smith are substantially similar to the Kirk Deferred Agreement except that (i) employment for Mr. Austin and Mr. Smith is required until age 60 and (ii) the annual payment for the 15-year period is $30,000.
      The Company has entered into contingent severance arrangements with Mr. Kirk, Mr. Austin and Mr. Smith (collectively the “Severance Agreements”). Each Severance Agreement is effective until May 4, 2005 and provides that, if during the three years following a change of control of the Company (as defined in the Severance Agreement), the employment of the individual is terminated by the employer other than for cause, disability or death or the individual terminates employment for good reason (as defined in the Severance Agreement), the individual will receive a lump sum payment equal to the sum of (i) the individual’s annual base salary through the termination date (to the extent not yet paid) and (ii) two times (except that the Severance Agreements with Mr. Austin and Mr. Smith provide that the multiplier is one rather than two) the sum of (a) the individual’s annual base salary at the rate in effect when employment was terminated or, if higher, at the highest rate in effect within 90 days preceding the change of control and (b) the highest bonus paid or payable to the individual within the five years preceding the change of control. The individual is also entitled to a continuation of family health and insurance benefits for two years and to certain supplemental retirement benefits in respect of that continuation period (except that the Severance Agreements with Mr. Austin and Mr. Smith provide a continuation period of one rather than two years). The Severance Agreements further provide, in the event that the individual is entitled to payment thereunder, that he will be deemed to have satisfied the service requirement under his Deferred Agreement. The Severance

Agreement with Mr. Kirk also provides that if he remains in the employ of the Company for the 12-month period following the change of control and voluntarily terminates employment for any reason (other than for good reason, in which case the formula set out above will be applicable) during the 30-day period following that 12-month period, he will receive a lump sum payment equal to the sum of (i) his annual base salary through the termination date (to the extent not yet paid) and (ii) the sum of (a) his annual base salary at the rate in effect when employment was terminated or, if higher, at the highest rate in effect within 90 days preceding the change of control and (b) the highest bonus paid or payable to him within the five years preceding the change of control; and he will be entitled to a continuation of health and insurance benefits for one year and to certain supplemental retirement benefits in respect of that continuation period. The Severance Agreements also provide that if any tax under Section 4999 of the Internal Revenue Code, or any comparable provision (a “Penalty Tax”) is imposed on any payment made or benefit provided to the individual, then the amount of such payment or benefit will be increased to the extent necessary to compensate the individual fully for the imposition of such Penalty Tax.
      The Company has entered into Agreements to Secure Certain Contingent Payments with Mr. Kirk, Mr. Austin and Mr. Smith (the “Contingent Agreements”). Upon a change of control of the Company, the Contingent Agreements require the Company to establish an irrevocable letter of credit in favor of such individuals securing certain benefits payable under the Severance Agreements and any lump sum payment elected under the Deferred Agreements. The amount of the letters of credit will be calculated initially and recalculated quarterly by an independent accounting firm. Failure to establish and renew the letters of credit prior to expiration will cause the amounts intended to be secured by the letters of credit to become immediately payable to the individuals.
      With respect to the Company’s 1987 and 1996 Stock Option Plans, upon a change of control of the Company (as defined in the plans), options become fully exercisable and, with certain exceptions, remain exercisable by the optionee, including each of the Named Executive Officers, for a period of 90 days following termination of the optionee’s employment if such termination occurs within one year of the change of control. Under the 2001 Stock Incentive Plan change in control provisions (as defined in the plan), the outstanding options become fully vested and may be cashed out at the highest market price occurring during a 60 day period prior to the date of the change of control. See footnotes to the SUMMARY COMPENSATION TABLE and the table OPTION/ SAR GRANTS IN LAST FISCAL YEAR.
      With respect to the Company’s Amended and Restated 1995 Restricted Stock and Deferred Stock Unit Plan, restrictions on stock awarded under the plan, including stock awarded to executive officers, lapse upon the occurrence of certain events related to a change of control of the Company (as defined in the plan) and the stock is not thereafter forfeitable. Under the 2001 Stock Incentive Plan change in control provisions (as defined in the plan), all restricted shares held upon the occurrence of a change in control become fully vested and may be cashed out at the highest market price occurring during a 60 day period prior to the date of the change of control. See footnotes to the SUMMARY COMPENSATION TABLE.
      With respect to the Company’s noncontributory retirement program, under certain circumstances related to a change of control of the Company (as defined in the program documents), part of the benefit to a participant will be paid in a lump sum. See “Pension Plans.”
      The Company has entered into an Employment Agreement (the “Agreement”) with Ms. Aggers, which is effective January 31, 2005 for a three year period and is automatically extended by one year on each anniversary of the effective date, unless either party elects not to extend the Agreement.

      During the term of the Agreement, Ms. Aggers will receive an annual base salary of $450,000, which may be increased at the discretion of the Company, benefits as provided to other employees of the Company, such as medical and life insurance, and a 2005 bonus of $225,000. The bonus amount for subsequent years will be established by the Management Review and Compensation Committee in consultation with Ms. Aggers.
      The Agreement also provides for Ms. Aggers to receive stock options for 100,000 shares and a restricted stock award for 100,000 shares. Both awards were made on December 15, 2004 under the 2004 Special Stock Plan, which was adopted by the Board for the purpose of issuing employment inducement awards. The Agreement provides, in general, that in the event of a change of control or death that all equity awards will be immediately vested and not subject to forfeiture.
      Under the Agreement, termination will have the following effect on the compensation provided: (i) if employment is voluntarily terminated, salary, benefits and stock award vesting will continue for a one-year period; (ii) if employment is terminated by death or disability, salary and benefits will continue for one-year and the bonus will be prorated for the period of employment; (iii) in the case of termination for cause, salary, benefits and vesting of stock awards will cease at the date of termination; (iv) if employment is terminated without cause, salary, benefits and stock award vesting will continue for the remaining term of the Agreement and the bonus payable will be prorated through the date employment was terminated; and (v) if employment is involuntarily terminated without cause during a Change in Control Period (as defined by the Agreement), Ms. Aggers will receive benefits for a three year period, a prorated bonus for the year in which the change in control occurs and a lump sum payment which is equal to three times her annual base salary and three times the bonus paid for the year immediately prior to the year in which the change of control occurred. The change in control provision also provides for a tax equalization payment which would place the Executive in the same after-tax position as if the tax penalty under Section 4999 of the Internal Revenue Code of 1986, or successor statute, had not applied.
Compensation of Directors
      Each nonemployee director receives quarterly fees of $12,000 with no additional fees for meetings attended or chaired. Directors who are employees of the Company receive no fees.
      Under the Stock Compensation Plan for Non-Employee Directors, which was adopted by the Board of Directors on September 6, 2000, each eligible director may elect to receive all or part of the quarterly fee in the form of shares of common stock based on the market value on the date fees are payable. If the eligible director elects to receive 100% of the fee in common stock, the fee is increased by 25% before the number of shares are determined. During 2004, all but one of the eligible directors elected to receive all of the quarterly fee in stock.
      As provided in the 2001 Stock Incentive Plan, Mr. Sanders and Mr. Wein were granted an option for 10,000 shares upon their appointment and each incumbent nonemployee director was granted a stock option to purchase 2,500 shares as of June 9, 2004 (the “Grant Date”), at the fair market value of the stock on that date. The options become exercisable as to 25% of the shares awarded upon each anniversary of the Grant Date.

STOCK PRICE PERFORMANCE GRAPH
      The following graph sets forth the Company’s cumulative total shareholder return (assuming reinvestment of dividends) as compared to the Russell 2000, to the S&P Specialty Stores index and to a peer group consisting of Jo-Ann Stores, Inc. (“JAS”) and Rag Shops, Inc. (“RAGS”). RAGS stopped trading during 2004, therefore, it is included only through February 1, 2004. The S&P Specialty Stores index, which was added to the graph this year for all years presented, will replace the peer group in the Stock Price Performance Graph for subsequent years, since the peer group has only one remaining company. The graph assumes $100 invested on January 30, 2000. Note: The historical stock price performance shown on the graph below is not necessarily indicative of future price performance.
Total Return to Stockholders
(Assumes $100 investment on 1/30/00)

Total Return Analysis	2000	2001	2002	2003	2004	2005

Hancock Fabrics	$100.00	$135.71	$490.48	$566.67	$585.71	$322.49
Russell 2000	$100.00	$98.29	$94.87	$74.36	$116.24	$122.69
S&P Specialty Stores	$100.00	$112.12	$146.96	$127.00	$173.19	$185.85
Peer Group	$100.00	$60.00	$111.43	$254.29	$274.29	$310.52

ITEM 3 —	PROPOSAL TO APPROVE THE 2005 STOCK COMPENSATION PLAN FOR
NON-EMPLOYEE DIRECTORS
      Hancock’s Stock Compensation Plan for Non-Employee Directors provides an incentive for non-employee director ownership of the Company’s stock by providing opportunities for the non-employee directors to elect to receive all or a portion of their quarterly compensation as a director in common stock (see “Compensation of Directors”). This plan expires on September 15, 2005. The Board believes that it is in the best interest of our shareholders to continue to provide an incentive for ownership of the Company’s stock by non-employee directors. Accordingly, on March 16, 2005, the Board adopted the 2005 Stock Compensation Plan for Non-Employee Directors (the “2005 Plan”), subject to the approval of the Plan by the shareholders. The Plan will allow Hancock to continue to provide incentives for ownership of the Company’s common stock to non-employee directors by allowing the directors to elect to receive all or a portion of their quarterly compensation in common stock and thereby solidify the directors’ common interest with the shareholders in enhancing the value and growth of the Company.
      The Plan is administered by the President and CEO and the CFO of the Company (the “Committee”), none of whom is eligible to participate in the 2005 Plan. The Committee will have full authority in its discretion, but subject to the provisions of the Plan to interpret the Plan and prescribe, amend and rescind rules and regulations relating to the Plan.
      Only non-employee directors of the Company are eligible to participate in the Plan. As of April 15, 2005, there were six non-employee directors of the Company.
      The aggregate number of shares of common stock issuable under the Plan is limited to 100,000. These shares may be authorized and unissued or shares reacquired by Hancock and not reserved for any other purpose. In the event of any change in the Company’s capitalization or structure or of any stock purchased pursuant to a tender offer by the Company or any other party, the Committee may adjust the number of common shares under the Plan to compensate for the effect of such change.
      The Plan will become effective when adopted by the Board, provided that the Plan is approved by the majority of shareholders of Hancock’s common stock within one year of that date. The Plan will remain in effect until June 30, 2010 unless sooner terminated by the Board. The Board may amend or terminate the Plan at any time, except that the Board may not amend the Plan to increase the number of shares issuable or extend the termination date of the Plan without shareholder approval.
      Common stock received under the Plan may only be transferable in accordance with applicable federal and state securities laws and applicable stock exchange or other trading system rules.
      Taxes which the Company is required to collect , if any, with respect to the common stock may be satisfied by withholding a sufficient number of shares of stock to cover the amount required to be collected.
      The cost to the Company of the Plan cannot be determined at this time due to non-employee director discretion surrounding quarterly compensation elections and common stock market price fluctuations. For fiscal 2004, the non-employee director compensation under the Stock Compensation Plan for Non-Employee Directors was 19,598 shares and totaled $224,970. The Board of Directors recommends a vote FOR the approval of the 2005 Stock Compensation Plan for Non-Employee Directors.

ITEM 4 —	PROPOSAL TO APPROVE AN AMENDMENT TO THE 2001 STOCK INCENTIVE PLAN TO AUTHORIZE ADDITIONAL SHARES
      On March 4, 2001, the Board adopted, and the shareholders subsequently approved, the 2001 Stock Incentive Plan (the “2001 Plan). The 2001 Plan provides for the award of long-term incentives to those key employees who make substantial contributions to the growth of the Company and to retain them in the employ of the Company or its subsidiaries by providing opportunities for ownership of the Company’s common stock. The 2001 Plan provides for the issuance of Nonqualified Stock Options (NSO’s) and awards of restricted stock. As originally approved, the 2001 Plan had 2,800,000 shares available for issuance, with no more than 1,000,000 of these shares being allocated to restricted stock. As of January 30, 2005, 480,050 shares of stock remain available for issuance under the 2001 Plan, including 229,300 shares which can be issued as restricted stock. The Board, upon recommendation of the Management Review and Compensation Committee, has approved an amendment to the 2001 Plan to increase the aggregate number of shares authorized for issuance by 350,000 shares, all of which may be issued as restricted stock, subject to shareholder approval. If approved, the total shares available for issuance under the Plan, as amended, would be 3,150,000.
      The 2001 Plan is administered by the Management Review and Compensation Committee (the“Committee”) selected by the Board of Directors which must consist of three or more directors of the Company who meet the independence requirements of the New York Stock Exchange. The provisions of the 2001 Plan, and all actions and transactions under and pursuant to it, are intended to comply with all applicable conditions of rules promulgated under Section 16 of the Exchange Act, or its successors, with respect to reporting persons, including the Company’s executive officers. The aggregate number of shares of the $.01 par value common stock of the Company that may be issued or reserved for issuance pursuant to the 2001 Plan may consist, in whole or in part, of authorized but unissued shares or shares reacquired by the Company (and not reserved for any other purpose) and shares subject to any previous award under the 2001 Plan that have been forfeited. The 2001 Plan contains antidilution provisions, allowing for adjustments in the number of shares in case of stock dividends and other changes in the Company’s capital structure. No grants or awards of shares may be made under the 2001 Plan after March 4, 2011.
      Nonqualified Stock Options and Restricted Shares may be awarded only to key employees (including the Named Executive Officers) of the Company or its subsidiaries who are in positions in which their decisions, actions and counsel have a significant impact upon the profitability and success of the Company. In determining the employees to whom awards will be made, the type and amount of award, and the time when awards will be made, the Committee may take into account any factors that it deems relevant in connection with accomplishing the purpose of the 2001 Plan.
      As provided in the 2001 Plan, each newly appointed nonemployee director is awarded a Nonqualified Stock Option to purchase 10,000 shares upon appointment and each incumbent director receives an option award for 2,500 shares immediately following each annual meeting until the Plan expires. Awards to nonemployee directors are subject to the same requirements as those made to employees respecting exercise price, vesting and exercise. Nonemployee directors are ineligible to receive awards of Restricted Stock.
      The 2001 Plan provides that the Committee will determine the number of stock options to be granted to each eligible employee, subject to a 100,000 share per employee limit for any twelve month period, and the option exercise price, which will in no event be less than 100 percent of fair market value per share on the date the option is granted. The Plan further provides that vesting for stock options may not occur any more rapidly than 25% per year beginning at the first anniversary of grant, except in the event of retirement (as provided in the Hancock Fabrics, Inc., Consolidated Retirement Plan), death or disability and that no option may be exercisable after ten years from the grant date. The purchase price of any option may be payable in full at the time of exercise in cash, or with Committee approval, shares of the Company at fair market value, or a combination thereof.
      Restricted stock awards under the 2001 Plan may consist of shares of the Company free of any purchase price, restricted against transfer, subject to forfeiture and subject to other terms and conditions as may be established by the Committee. Prior to the lapse of such restrictions, a grantee will have the right to receive dividends and vote such shares. Certificates representing the shares awarded will be registered in the name of the grantee, but the Committee may require that such certificates not be delivered until the restrictions have lapsed. Restrictions will be imposed for such period(s) as the Committee determines, provided that no restricted stock award may become immediately transferable and nonforfeitable, except upon termination by retirement, death or disability, any more rapidly than 25% per year starting with the first anniversary of the award.
      If a change of control of the Company, as defined in the 2001 Plan, occurs, any stock options awarded and not previously exercisable will become fully vested and all restrictions applicable to any restricted stock awards will lapse.
      The Board of Directors may terminate, amend, modify or suspend the 2001 Plan at any time, except that the Board may not, without the authorization of the holders of a majority of the Company’s outstanding shares, increase the maximum number of shares which may be issued under the Plan, extend the last date on which the Plan expires, change the class of persons eligible to receive awards, change the minimum option price, amend awards, reset the exercise price of outstanding options or issue new awards in exchange for the cancellation of outstanding awards. No amendment may affect the rights of a participant, except with the participant’s consent.
      Recipients of NSO’s will not recognize income at the time of award but will recognize ordinary income upon the exercise of NSO’s to the extent that the value on the date of exercise of the shares of common stock purchased exceeds the exercise price paid for the shares. The Company will be entitled to a deduction at the same time that, and in the same amount as, an optionee recognizes ordinary income. The ordinary income recognized by the optionee is subject to tax withholding requirements.
      On the date that shares awarded are no longer subject to restrictions, the participant must include in income, as compensation, the fair market value of the shares. Any dividend with respect to shares subject to restrictions is included in the participant’s income when received. The Company will be allowed a deduction equal to the amount of compensation income to the participant.
      Existing nonemployee directors will receive a total of 12,500 shares under the amended 2001 Plan during fiscal 2005, as provided by the 2001 Plan document. The cost to the Company of the change to be made to the 2001 Plan for the Company’s current executive officers and employees cannot be determined at this time due to Committee discretion surrounding the form and amount of awards and market price fluctuations. For comparison purposes, stock options for 55,000 shares and awards of 37,100 shares of restricted stock were made to the executive officers as a group during fiscal 2004 under the 2001 Stock Incentive Plan (see “SUMMARY COMPENSATION TABLE”). During fiscal 2004, stock options for 30,000 shares were awarded to nonemployee directors under the 2001 Stock Incentive Plan. In addition, during fiscal 2004, stock options for 383,200 shares were granted to other key employees, including all current officers who were not executives, as a group, under the 2001 Stock Incentive Plan. Awards of 114,400 shares of restricted stock were made to other key employees, including all current officers who were not executives during the latest fiscal year. The closing price of the Company’s stock on April 15, 2005 was $6.44. The Board of Directors recommends a vote FOR the approval of an amendment to the 2001 Stock Incentive Plan to authorize additional shares.

ITEM 5 —	PROPOSAL TO APPROVE AMENDMENT TO THE OFFICER INCENTIVE
COMPENSATION PLAN
      The Officer Incentive Compensation Plan, which has been in place since 1999 and was approved by shareholders at a meeting held June 12, 2003, provides that participants will receive compensation as a percentage of their current base salary if the performance goal for the fiscal year is achieved. For all fiscal years prior to the year which will end January 28, 2006 the performance goal has been defined as the Company’s earnings before interest and taxes, computed using the first-in, first-out method of accounting for inventories (FIFO EBIT). See the “BOARD COMPENSATION COMMITTEE REPORT” under the heading “Incentive Compensation” for a discussion of the methodology used in determining payments under the plan.
      The Chief Executive Officer, the President and all Executive Vice-Presidents, Senior Vice-Presidents and Vice-Presidents are eligible to participate in this plan. Participants realize ordinary income equal to the amount of bonus paid in the year of receipt, for federal income tax purposes. The Company is allowed a deduction for federal income tax purposes equal to the total bonus accrued or paid, subject to the limitations of Section 162m of the Internal Revenue Code.
      On March 16, 2005, the Board of Directors amended the Officer Incentive Compensation Plan (the “Plan”) to provide for the following changes to the plan:

•	The performance goal will be established annually by the Management Review and Compensation Committee of the Board not later than the third month of the fiscal year and will not be less than FIFO EBIT for the previous year plus 10%.

•	Payment to individual participants will be made based on the increase in FIFO EBIT over the performance goal as provided in the table on page 26, subject to a maximum of $275,000.

•	All payments pursuant to this plan will be made not later than March 15 after the calendar year in which a bonus is awarded.
      The Committee has set the annual performance goal for fiscal year 2005 at a level above the prior year’s FIFO EBIT plus 10% so as to require the officers to attain a greater improvement in the operating performance of the Company in order to earn an equivalent bonus payment from the Officer Incentive Compensation Plan. The Board believes increasing the performance goal for 2005 is in the best interest of the Company and its shareholders.
      Shareholder approval of the Officer Incentive Compensation Plan, as amended, would allow the Company to deduct payments under the Plan for tax purposes not withstanding the provisions of Section 162(m) of the Internal Revenue Code. That section imposes a limit on the amount of compensation that a publicly held corporation may deduct for federal income tax purposes in any year for compensation paid or accrued with respect to its executive officers. The Board therefore recommends a vote FOR approval of the amendment to the Officer Incentive Compensation Plan.

Increase in FIFO	CEO and	Executive	Senior
EBIT over	President	Vice-President	Vice-President	Vice-President
Performance Goal	% of Salary	% of Salary	% of Salary	% of Salary

10%	10.0	9.0	8.0	6.0
11%	11.0	9.9	8.8	6.6
12%	12.0	10.8	9.6	7.2
13%	13.0	11.7	10.4	7.8
14%	14.0	12.6	11.2	8.4
15%	15.0	13.5	12.0	9.0
16%	16.0	14.4	12.8	9.6
17%	17.0	15.3	13.6	10.2
18%	18.0	16.2	14.4	10.8
19%	19.0	17.1	15.2	11.4
20%	20.0	18.0	16.0	12.0
21%	21.0	18.9	16.8	12.6
22%	22.0	19.8	17.6	13.2
23%	23.0	20.7	18.4	13.8
24%	24.0	21.6	19.2	14.4
25%	25.0	22.5	20.0	15.0
26%	27.0	24.3	21.6	16.2
27%	29.0	26.1	23.2	17.4
28%	31.0	27.9	24.8	18.6
29%	33.0	29.7	26.4	19.8
30%	35.0	31.5	28.0	21.0
31%	37.0	33.3	29.6	22.2
32%	39.0	35.1	31.2	23.4
33%	41.0	36.9	32.8	24.6
34%	43.0	38.7	34.4	25.8
35%	45.0	40.5	36.0	27.0
36%	47.0	42.3	37.6	28.2
37%	49.0	44.1	39.2	29.4
38%	51.0	45.9	40.8	30.6
39%	53.0	47.7	42.4	31.8
40%	55.0	50.0	44.0	33.0

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING
      If a shareholder desires to present a proposal at next year’s annual meeting of shareholders and to have that proposal included in the proxy statement and proxy for that meeting, that proposal must be received by the Company at its principal executive offices by December 26, 2005. Notice for a shareholder’s proposal received by the Company after March 11, 2006 will be considered untimely for the 2006 annual meeting of shareholders.
OTHER MATTERS
      The Board is not aware that any matters not specified above will be presented at the meeting.
      PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

By order of the Board of Directors,

Ellen J. Kennedy
Secretary

EXHIBIT A
HANCOCK FABRICS, INC.
CHARTER OF THE AUDIT COMMITTEE
Purpose
      The Audit Committee will assist the Board of Directors in fulfilling its oversight responsibilities. The Audit Committee will oversee the Company’s accounting and financial reporting process, and the audits of its financial statements, and will assist the Board in monitoring the integrity of the Company’s financial statements, the independent auditors qualifications and independence, the performance of the Company’s internal audit function, and the Company’s compliance with laws and regulations and with the Code of Business Conduct and Ethics.
Membership
      The Audit Committee shall be composed of three or more members of the Board of the Company, who shall meet the independence and experience requirements of the New York Stock Exchange, the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “Commission”). No member may serve on more than three public company Audit Committees unless the Board determines (and discloses in the proxy statement) that such service will not impair that member’s ability to effectively serve on the Company’s committee.
      The Chairman shall have accounting or related financial management expertise, and at least one member shall be a “financial expert” as defined by the Commission. All other members shall be financially literate. To effectively perform his or her role, each committee member will obtain an understanding of the detailed responsibilities of committee membership as well as the Company’s business, operations and risks. Members shall be appointed by the Board on the recommendation of the Corporate Governance and Nominating Committee. Members may be replaced by the Board.
Meetings
      The Audit Committee shall meet at least quarterly, but it may be appropriate to meet more frequently. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. A portion of each meeting may be set aside for a private session with any officer or employee of the Company or the Company’s outside counsel or independent auditor, or consultants to the Committee. The Committee shall meet periodically with management, the internal auditors and the independent auditors in separate executive sessions.
      A meeting of the Audit Committee may be called at any time by its Chairman, without notice to or the consent of the Board of Directors or management, for the purpose of discussing or reviewing matters under its authority.

Responsibilities

1.	It is not the Committee’s duty to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

2.	The Committee shall, in its capacity as a committee of the Board, have the sole authority to appoint or replace the independent auditor. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee.

3.	The Committee shall pre-approve all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to the completion of the audit pursuant to the Company’s Pre-Approval Policy.

4.	The Committee shall meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

5.	The Committee shall review and evaluate the lead partner of the independent auditor team; evaluate the qualifications, performance and independence of the independent auditor, including whether the auditor’s quality controls are adequate and whether the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal auditor; and present its conclusions to the Board.

6.	The Committee shall ensure that the lead audit partner and the reviewing partner rotate, as required by law, and consider whether there should be a regular rotation of the independent auditing firm.

7.	The Committee shall discuss with management and independent auditors significant financial reporting issues and judgments made in connection with preparation of the Company’s financial statements, including significant changes in the selection or application of accounting principles, major issues as to the adequacy of internal controls, and any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

8.	The Committee shall review and discuss with management and the independent auditors the Company’s internal controls report and the independent auditor’s attestation of the report prior to the filing of the Company’s Form 10-K.

9.	The Committee shall review and discuss with management and the independent auditors the annual audited financial statements, including disclosures in Managements’ Discussion and Analysis, and recommend to the Board whether the financial statements should be included in the Form 10-K.

10.	The Committee shall review disclosures made by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

11.	The Committee shall discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

12.	The Committee shall discuss with the independent auditor any matters of audit quality and consistency or issues on which the national office was consulted.

13.	The Committee shall review with the Company’s General Counsel legal matters that may have a material impact on the financial statements.

14.	The Committee shall meet annually with the independent public accountants to:

•	Obtain and review a report from the independent auditor regarding the independent auditor’s internal quality-control procedures, any material issues raised by the most recent internal quality-control or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding 5 years, any steps taken to deal with any such issues, and all relationships between the independent auditor and the Company.

•	Review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

•	Discuss items which could provide a material risk to the Company in the future.

•	Obtain from the independent auditor assurance that Section 10A(b) of the Securities Exchange Act of 1934 has not been implicated.

•	Discuss matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, and in particular:

•	The auditor’s responsibility under generally accepted auditing standards.

•	Significant accounting policies.

•	Management judgments and accounting estimates.

•	Audit adjustments.

•	Auditor’s judgments about the quality of the entity’s accounting principles.

•	Other information in documents containing audited financial statements.

•	Disagreements with management.

•	Consultation with other accountants.

•	Major issues discussed with management prior to retention.

•	Any restrictions on the scope of activities or access to requested information.

•	Difficulties encountered in performing the audit.

15.	The Committee shall oversee the hiring of any current or former independent audit firm personnel into positions within the Company, to ensure compliance with the hiring restrictions of the Sarbanes-Oxley Act.

16.	The Committee shall discuss with management and the independent auditor the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analyst and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

17.	The Committee shall review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s reviews of the quarterly financial statements and disclosures in Management’s Discussion and Analysis, including, but not limited to:

•	All critical accounting policies and practices to be used.

•	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

•	Other material written communications between the independent auditor and management, including any engagement letter, independence letter, management representation letter, schedule of unadjusted audit differences, listing of adjustments and reclassifications not recorded, management letter, or report on observations and recommendations on internal controls, and the Company’s response to any such letter or report.

18.	The Committee shall discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

19.	The Committee shall establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (b) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

20.	The Committee shall review the appointment and replacement of the senior internal auditor and discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

21.	The Committee shall review the Executive Summary prepared by the internal auditing department and meet privately with the internal audit manager each quarter to discuss concerns relating to internal controls or accounting and auditing matters.

22.	The Committee shall meet with Company senior management periodically to review:

•	Major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

•	Material legal issues.

•	Plans for disaster recovery.

•	Business issues which may affect financial results.

•	Ethical standards and conduct.

•	Management Information Systems activities.

23.	The Committee shall have the authority to retain, to the extent it deems necessary or appropriate, independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Committee in its capacity as a committee of the Board, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee, compensation to any advisors employed by the Committee, and ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

24.	The Committee shall prepare the report required by the rules of the Commission to be included in the Company’s annual proxy statement.

25.	The Committee shall direct any special investigations deemed necessary or appropriate by the Board of Directors or any of its Committees.

26.	The Committee shall review reports and disclosures of insider and affiliated party transactions.

27.	The Committee shall make regular reports to the Board with respect to actions taken by the Committee.

28.	The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

29.	The Committee shall review and reassess the adequacy of this committee’s charter annually and recommend any proposed changes to the Board for approval.

30.	The Committee shall annually review its own performance.

HANCOCK FABRICS, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS — JUNE 9, 2005
     The undersigned acknowledges receipt of the Notice and Proxy Statement dated May 13, 2005 and hereby appoints Larry D. Fair and Bruce D. Smith and each of them, with full power of substitution, the proxies of the undersigned to represent and vote the shares of the undersigned as indicated on this card at the Annual Meeting of Shareholders of Hancock Fabrics, Inc. to be held on Thursday, June 9, 2005 at 10:00 a.m. CDT and at any adjournment thereof.
     This proxy is solicited by the Board of Directors. It will be voted in accordance with the specifications indicated.
     Unless otherwise indicated, this proxy will be voted FOR the election of both nominees listed, FOR ratification of the appointment of PricewaterhouseCoopers, LLP as Hancock’s independent auditors for the fiscal year ending January 28, 2006, FOR approval of the 2005 Stock Compensation Plan for Non-Employee Directors, FOR approval of an amendment to the 2001 Stock Incentive Plan to authorize additional shares and FOR approval of an amendment to the Officer Incentive Compensation Plan.

1.	Election of directors to serve until 2008. A vote FOR nominees, Jane F. Aggers and Donna L. Weaver, is recommended by the Board of Directors.
☐ FOR NOMINEES                ☐ WITHHOLD VOTE FOR BOTH

(If you wish to withhold your vote from any individual nominee, write that nominee’s name in the following space: )

2.	Ratification of the appointment of PricewaterhouseCoopers, LLP as Hancock’s independent auditors for the fiscal year ending January 28, 2006. A vote FOR the independent auditors is recommended by the Board of Directors.
☐ FOR                ☐ AGAINST                ☐ ABSTAIN
(Continued, and to be marked, dated and signed, on the other side)

3.	Approval of the 2005 Stock Compensation Plan for Non-Employee Directors. A vote FOR approval of the 2005 Stock Compensation Plan for Non-Employee Directors is recommended by the Board of Directors.
☐ FOR                        ☐ AGAINST                        ☐ ABSTAIN

4.	Approval of an amendment to the 2001 Stock Incentive Plan to authorize additional shares. A vote FOR approval of the amendment to the 2001 Stock Incentive Plan is recommended by the Board of Directors.
☐ FOR                        ☐ AGAINST                        ☐ ABSTAIN

5.	Approval of an amendment to the Officer Incentive Compensation Plan. A vote FOR approval of the amendment to the Officer Incentive Compensation Plan is recommended by the Board of Directors.
☐ FOR                        ☐ AGAINST                        ☐ ABSTAIN

Signature(s) should correspond exactly with the name(s) in which your certificate is issued. Executors, conservators, trustees, etc. should so indicate when signing.

Date _______________________________, 2005
Please sign and date your proxy and return promptly in the accompanying envelope.